United States

Securities And Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2011

Dover Motorsports, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number 1-11929

Delaware	51-0357525
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1131 N. DuPont Highway Dover, Delaware	19901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 883-6500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement and

Item 2.01 Completion of Acquisition or Disposition of Assets.

In November 2010, we announced the closing of our Gateway facility and our subsidiary, Gateway International Motorsports Corporation, discontinued all racing operations there. The Gateway facility is comprised of approximately 290 acres of land in Madison, Illinois, including the racetrack and various non-adjacent parcels used from time to time for parking. The racetrack itself is primarily on property leased from various third parties. On February 18, 2011, Gateway entered into agreements with certain landlords by which we terminated a majority of our leases and obtained releases from any further liability under the leases. Gateway also conveyed 18.5 acres of our owned real property by quitclaim deed to one of the landlords and transferred possession of all improvements and personal property remaining on the leased premises on an AS IS basis without any representations or warranties. We are trying to secure the termination of our one remaining lease, but the obligations under this lease are not material to us.

As a result of the lease terminations and the disposition of the real property, we will adjust the expense we recorded for facility exit costs and the associated liability of $589,000 at December 31, 2010 to $324,000. This adjustment reverses a majority of the liability we recorded for future net lease obligations and records a liability primarily for the value of the real property we conveyed to the landlords in connection with terminating the leases. We continue to own approximately 120 acres of land in the immediate vicinity of the racetrack which is subject to a purchase option for an additional six months at $10,000 per acre. We plan to dispose of this land within a year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

Dover Motorsports, Inc.

/s/ Denis McGlynn
Denis McGlynn
President and Chief Executive Officer

Dated: February 25, 2011